Exhibit 10.17

LONG-TERM INCENTIVE AGREEMENT

This Long-Term Incentive Agreement (the “Agreement”) is entered into as of December  18, 2019 (the “Effective Date”) by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and R. LANE RIGGS, Executive Vice President and Chief Operating Officer (the “Officer”).

Whereas, the Compensation Committee of the Board of Directors of Valero has approved a long-term incentive compensation arrangement between Valero and the Officer.

Now, therefore, the parties hereto wish to memorialize the terms and conditions of the compensation arrangement by the execution and delivery of this Agreement, and the parties hereby agree as follows.

1.
Certain Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (the “Plan”).

2.
Long-Term Incentive Awards. For so long as the Officer remains an employee of Valero (or one of its Affiliates) continuously from the Effective Date through each of the grant dates listed in the table below (each, a “Grant Date”), Valero agrees to grant to the Officer, on each Grant Date, shares of Restricted Stock (“Restricted Shares”) having the respective aggregate Fair Market Value listed in the table below. The Restricted Shares shall vest (become nonforfeitable) in increments, subject to Section 4 below, on the vesting dates (each, a “Vesting Date”) scheduled below.

Grant Date	Aggregate FMV	Vesting Dates
Dec. 18, 2019	$1,000,000	in equal 1/3 increments on:
		Dec. 18, 2020
		Dec. 18, 2021
		Dec. 18, 2022

Feb. 26, 2020	$2,000,000	in equal 1/3 increments on:
		Feb. 26, 2021
		Feb. 26, 2022
		Feb. 26, 2023

Feb. 23, 2021	$2,000,000	in equal 1/2 increments on:
		Feb. 23, 2022
		Feb. 23, 2023

3.	Restricted Stock Agreements. On each Grant Date, Valero and the Officer shall enter into a Restricted Stock Agreement substantially in the form of the agreement attached hereto as Exhibit A.

4.	Termination of Employment.

A.	Voluntary Termination, Termination for “Cause”. If the Officer’s employment is:
(i) voluntarily terminated by the Officer, including termination in connection with the Officer’s voluntary early retirement (i.e., prior to age 60), or

(ii)	terminated by Valero for “Cause” (as defined in the Plan),
then those Restricted Shares that are outstanding and have not vested as of the effective date of the Officer’s termination of employment shall thereupon be forfeited.

B.
Death or Disability. If the Officer’s employment is terminated as a result of his death or disability, then any outstanding Restricted Shares held by the Officer that remain unvested as of the date of his death or disability shall immediately vest and become non-forfeitable as of such date.

5.
Cash Payment Election. Effective on any Vesting Date, the Officer may elect to receive up to 50% of the after-tax value of the aggregate number of shares of Restricted Stock vesting on such Vesting Date in cash, with the remainder paid in shares of Common Stock. Example:

•	assume that the Officer is entitled to receive 4,000 shares of Common Stock on a Vesting Date,

•
assume that the 4,000 shares have an aggregate tax value of $380,000 (4,000 shares times an assumed $95 FMV per share on the Vesting Date), and the Officer has made a tax withholding election of 39.6%,

•	the after-tax value of the 4,000 shares of Common Stock awarded on the Vesting Date is $229,520 ($380,000 times 60.4%),

•	the Officer may elect to receive up to $114,760 ($229,520 times 50%) in cash on the Vesting Date.

6.
No Assignment. This Agreement and the Officer’s rights and interests granted by this Agreement are of a personal nature, and, except as expressly permitted under the Plan, Officer’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Officer. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition is void, and Valero will not be bound thereby.

7.	Interpretation of Terms. The terms and conditions of this Agreement shall prevail over any conflicting provisions in the Plan.

8.
Employment at Will. This Agreement is not an employment contract. Neither this Agreement nor any Restricted Stock Agreement entered into pursuant to this Agreement shall confer upon the Officer any right with respect to the continuance of the Officer’s employment by Valero or any of its subsidiaries or affiliates.

9.
Successors. This Agreement shall be binding upon any successors of Valero and upon the beneficiaries, legatees, heirs, administrators, executors, legal representatives, successors and permitted assigns of Officer.

10.	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Texas.

Executed as of the Effective Date stated above.

VALERO ENERGY CORPORATION

by:     /s/ Joseph W. Gorder
Joseph W. Gorder
Chief Executive Officer

    /s/ R. Lane Riggs
R. LANE RIGGS

Exhibit A

Form of RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is between Valero Energy Corporation (“Valero”), and R. Lane Riggs, an employee of Valero or one of its Affiliates (“Employee”), who agree as follows:

1.    Introduction. Pursuant to that certain Long-Term Incentive Agreement dated as of Dec. 18, 2019 (the “LTI Agreement”) and the Valero Energy Corporation [___] Omnibus Stock Incentive Plan (as may be amended, the “Plan”), on «Grant_Date», Employee was awarded «Shares_Granted» shares of Common Stock of Valero under the Plan as Restricted Stock (“Restricted Stock”). The parties hereby enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Stock.

2.    The Plan, the LTI Agreement, Restrictions, Vesting. The terms and conditions of the Plan and the LTI Agreement are incorporated herein by reference for all purposes, and Employee hereby agrees to the terms and conditions stated therein applicable to the Restricted Stock and the rights and powers of Valero and the Committee as provided therein. In addition, Employee agrees as follows:

2.01 Except to the extent otherwise provided in the Plan or this Agreement, shares of Restricted Stock issued to Employee under the Plan may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated prior to vesting.

2.02 Except to the extent otherwise provided in the Plan, Employee’s rights to and interest in the shares of Restricted Stock described herein shall vest and accrue to Employee in the following increments: [insert vesting schedule applicable to the Grant].

2.03 Employee agrees that in lieu of certificates representing Employee’s shares of Restricted Stock, the Restricted Stock and any Shares issuable in connection with their vesting may be issued in uncertificated form pursuant to the Direct Registration Service of Valero’s stock transfer agent.

2.04 If, as the result of a stock split, stock dividend, combination of shares or any other change, including an exchange of securities for any reason, the Employee shall be entitled to new or additional or different shares of stock or securities, such stock or securities shall be subject to the terms and conditions of the Plan and this Agreement.

3.    Dividends and Voting. The outstanding shares of Restricted Stock shall enjoy the rights and privileges (including voting rights and the right to receive dividends) described in Section 6.4(b)(ii) of the Plan.

4.    Limitation. The Employee shall have no rights with respect to any shares of Restricted Stock not expressly conferred by the LTI Agreement, the Plan or this Agreement.

5.    Miscellaneous. All capitalized terms contained in this Agreement shall have the definitions set forth in the LTI Agreement or the Plan unless otherwise defined herein. This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives and successors.

6.    Code Section 409A. The issuance of shares under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the receipt of dividends, the payment of dividends shall be made by the last day of the fiscal quarter during which dividends on Valero common stock are paid, but in any event by no later than the 15th day of the month following the end of the year in which the applicable dividends on Valero common stock are paid. This Agreement and the award evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder to the extent applicable to the Employee. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

Exhibit A

Effective as of the ___ day of ____________, 20___.

VALERO ENERGY CORPORATION

______________________________________
name:
title:

______________________________________
R. Lane Riggs
Employee

Exhibit A